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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                November 3, 1998


Cyberonics, Inc.
16511 Space Center Blvd., Suite 600
Houston, TX 77058

          RE: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 3, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of an additional 100,000 shares of your Common Stock (the "Shares") reserved for issuance under the Amended 1991 Employee Stock Purchase Plan (the "1991 Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1991 Plan.

          It is our opinion that, when issued and sold in the manner described in the 1991 Plan, and pursuant to the agreement which accompany each grant under the 1991 Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ WILSON SONSINI GOODRICH & ROSATI